EXHIBIT 99.2

KAR Auction Services, Inc.
Q4 and YTD 2022 Supplemental Financial Information
February 21, 2023

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to income (loss) from continuing operations for the periods presented:

	Three Months Ended December 31, 2022
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$5.8	$36.1	$41.9
Add back:
Income taxes	4.5	13.4	17.9
Interest expense, net of interest income	6.8	28.1	34.9
Depreciation and amortization	22.2	1.8	24.0
Intercompany interest	5.3	(5.3)	—
EBITDA	44.6	74.1	118.7
Non-cash stock-based compensation	(4.7)	(1.0)	(5.7)
Loss on extinguishment of debt	0.2	—	0.2
Acquisition related costs	0.3	—	0.3
Securitization interest	—	(25.8)	(25.8)
Gain on sale of property	(33.9)	—	(33.9)
Severance	4.0	0.2	4.2
Foreign currency (gains)/losses	(6.1)	—	(6.1)
Net change in unrealized (gains) losses on investment securities	—	0.6	0.6
Professional fees related to business improvement efforts	2.6	0.5	3.1
Other	0.7	0.2	0.9
Total addbacks/(deductions)	(36.9)	(25.3)	(62.2)
Adjusted EBITDA	$7.7	$48.8	$56.5

	Three Months Ended December 31, 2021
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(13.8)	$29.0	$15.2
Add back:
Income taxes	(31.5)	9.4	(22.1)
Interest expense, net of interest income	21.2	10.5	31.7
Depreciation and amortization	25.9	2.3	28.2
Intercompany interest	—	—	—
EBITDA	1.8	51.2	53.0
Non-cash stock-based compensation	1.0	0.3	1.3
Acquisition related costs	2.1	—	2.1
Securitization interest	—	(8.3)	(8.3)
Loss on asset sales	0.1	—	0.1
Severance	1.3	0.2	1.5
Foreign currency (gains)/losses	1.1	—	1.1
Contingent consideration adjustment	4.2	—	4.2
Net change in unrealized (gains) losses on investment securities	—	9.3	9.3
Other	0.1	(0.1)	—
Total addbacks/(deductions)	9.9	1.4	11.3
Adjusted EBITDA	$11.7	$52.6	$64.3

	Year Ended December 31, 2022
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(105.7)	$134.3	$28.6
Add back:
Income taxes	(36.4)	46.4	10.0
Interest expense, net of interest income	37.6	78.9	116.5
Depreciation and amortization	92.3	7.9	100.2
Intercompany interest	8.4	(8.4)	—
EBITDA	(3.8)	259.1	255.3
Non-cash stock-based compensation	14.2	3.3	17.5
Loss on extinguishment of debt	17.2	—	17.2
Acquisition related costs	1.2	—	1.2
Securitization interest	—	(70.7)	(70.7)
Gain on sale of property	(33.9)	—	(33.9)
(Gain)/Loss on asset sales	(0.1)	—	(0.1)
Severance	11.7	0.7	12.4
Foreign currency (gains)/losses	2.5	—	2.5
Net change in unrealized (gains) losses on investment securities	—	7.1	7.1
Professional fees related to business improvement efforts	13.3	1.9	15.2
Other	7.1	0.4	7.5
Total addbacks/(deductions)	33.2	(57.3)	(24.1)
Adjusted EBITDA	$29.4	$201.8	$231.2

	Year Ended December 31, 2021
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(126.2)	$125.4	$(0.8)
Add back:
Income taxes	(26.4)	41.5	15.1
Interest expense, net of interest income	85.3	39.5	124.8
Depreciation and amortization	100.5	9.4	109.9
Intercompany interest	0.2	(0.2)	—
EBITDA	33.4	215.6	249.0
Non-cash stock-based compensation	12.1	2.2	14.3
Acquisition related costs	7.1	—	7.1
Securitization interest	—	(29.8)	(29.8)
(Gain)/Loss on asset sales	0.1	(0.8)	(0.7)
Severance	2.9	0.4	3.3
Foreign currency (gains)/losses	3.8	—	3.8
Contingent consideration adjustment	24.3	—	24.3
Net change in unrealized (gains) losses on investment securities	—	(1.4)	(1.4)
Other	0.6	(0.3)	0.3
Total addbacks/(deductions)	50.9	(29.7)	21.2
Adjusted EBITDA	$84.3	$185.9	$270.2

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters (total KAR results, including the ADESA U.S. physical auctions shown as discontinued operations). The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	December 31, 2022
Net income (loss)	$(0.3)	$210.2	$(5.8)	$37.1	$241.2
Less: Income from discontinued operations	8.1	215.6	(6.3)	(4.8)	212.6
Income (loss) from continuing operations	(8.4)	(5.4)	0.5	41.9	28.6
Add back:
Income taxes	(4.7)	(9.9)	6.7	17.9	10.0
Interest expense, net of interest income	25.5	25.2	30.9	34.9	116.5
Depreciation and amortization	26.0	25.9	24.3	24.0	100.2
EBITDA	38.4	35.8	62.4	118.7	255.3
Non-cash stock-based compensation	5.2	14.5	3.5	(5.7)	17.5
Loss on extinguishment of debt	—	7.7	9.3	0.2	17.2
Acquisition related costs	0.3	0.3	0.3	0.3	1.2
Securitization interest	(10.4)	(14.3)	(20.2)	(25.8)	(70.7)
Gain on sale of property	—	—	—	(33.9)	(33.9)
(Gain)/Loss on asset sales	(0.1)	—	—	—	(0.1)
Severance	3.4	3.3	1.5	4.2	12.4
Foreign currency (gains)/losses	1.2	3.3	4.1	(6.1)	2.5
Net change in unrealized (gains) losses on investment securities	3.0	3.2	0.3	0.6	7.1
Professional fees related to business improvement efforts	8.1	0.8	3.2	3.1	15.2
Other	—	1.5	5.1	0.9	7.5
Total addbacks/(deductions)	10.7	20.3	7.1	(62.2)	(24.1)
Adjusted EBITDA from continuing ops	$49.1	$56.1	$69.5	$56.5	$231.2
Adjusted EBITDA from discontinued ops	22.6	2.2	—	—	24.8
Adjusted EBITDA	$71.7	$58.3	$69.5	$56.5	$256.0

Results of Operations

KAR Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except per share amounts)	2022	2021	2022	2021
Revenues from continuing operations
Auction fees	$80.8	$100.8	$370.3	$399.2
Service revenue	146.3	125.8	590.3	541.3
Purchased vehicle sales	45.0	51.9	182.9	220.9
Finance-related revenue	100.7	79.2	375.9	289.2
Total revenues from continuing operations	372.8	357.7	1,519.4	1,450.6
Cost of services*	202.0	194.2	834.3	792.5
Gross profit*	170.8	163.5	685.1	658.1
Selling, general and administrative	93.0	102.2	445.1	420.7
Depreciation and amortization	24.0	28.2	100.2	109.9
Gain on sale of property	(33.9)	—	(33.9)	—
Operating profit	87.7	33.1	173.7	127.5
Interest expense	35.4	32.0	119.2	125.7
Other (income) expense, net	(7.7)	8.0	(1.3)	(12.5)
Loss on extinguishment of debt	0.2	—	17.2	—
Income (loss) from continuing operations before income taxes	59.8	(6.9)	38.6	14.3
Income taxes	17.9	(22.1)	10.0	15.1
Income (loss) from continuing operations	41.9	15.2	28.6	(0.8)
Income (loss) from discontinued operations, net of income taxes	(4.8)	(10.1)	212.6	67.3
Net income	$37.1	$5.1	$241.2	$66.5
Income (loss) from continuing operations per share
Basic	$0.21	$0.04	$(0.10)	$(0.27)
Diluted	$0.21	$0.04	$(0.10)	$(0.27)

* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended December 31, 2022 and 2021
Discontinued Operations
The financial performance of the ADESA U.S. physical auction business is presented as discontinued operations. As a result, revenue, cost of services and all costs of discontinued operations are presented as one line item in the above table as "Income (loss) from discontinued operations, net of income taxes."
Overview
For the three months ended December 31, 2022, we had revenue of $372.8 million compared with revenue of $357.7 million for the three months ended December 31, 2021, an increase of 4%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $4.2 million, or 15%, to $24.0 million for the three months ended December 31, 2022, compared with $28.2 million for the three months ended December 31, 2021. The decrease in depreciation and amortization was primarily the result of assets that have become fully depreciated and a reduction in assets placed in service.

Gain on Sale of Property
In October 2022, the Company closed on the sale of excess land in Montreal which resulted in a gain of $33.9 million.
Interest Expense
Interest expense increased $3.4 million, or 11%, to $35.4 million for the three months ended December 31, 2022, compared with $32.0 million for the three months ended December 31, 2021. The increase was attributable to an increase in the average balance on the AFC securitization obligations and an increase in the average interest rate on the AFC securitization obligations to approximately 6.2% for the three months ended December 31, 2022, as compared with approximately 2.3% for the three months ended December 31, 2021. This was partially offset by a decrease in interest expense resulting from the prepayment of Term Loan B-6 and $600 million of the senior notes.
Other (Income) Expense, Net
For the three months ended December 31, 2022, we had other income of $7.7 million compared with other expense of $8.0 million for the three months ended December 31, 2021. The increase in other income was primarily attributable to a decrease in unrealized losses on investment securities of approximately $8.7 million, a decrease in contingent consideration valuation adjustments of $4.2 million and an increase in other miscellaneous income aggregating $0.4 million, partially offset by a reduction in realized gains of approximately $4.8 million. In addition, there were foreign currency gains on intercompany balances of $6.1 million for the three months ended December 31, 2022, compared with foreign currency losses on intercompany balances of $1.1 million for the three months ended December 31, 2021.
The Company invests in certain early-stage automotive companies and funds that relate to the automotive industry. We believe these investments have resulted in the expansion of relationships in the vehicle remarketing industry. There were no realized gains on these investments for the three months ended December 31, 2022. The Company had unrealized losses of $0.6 million for the three months ended December 31, 2022. Any future changes in the fair value of these investment securities will be reflected as unrealized gains or losses until these securities are sold.
Income Taxes
We had an effective tax rate of 29.9% for the three months ended December 31, 2022, compared with an effective tax rate of 320.3% on a pre-tax loss for the three months ended December 31, 2021. The effective tax rate for the three months ended December 31, 2021 was impacted by a pre-tax loss driven mostly by expense for the increase in the estimated value of contingent consideration for which no tax benefit was recorded.
Income from Discontinued Operations
In May 2022, Carvana acquired the ADESA U.S. physical auction business from KAR. As such, the financial results of the ADESA U.S. physical auction business have been accounted for as discontinued operations for all periods presented. For the three months ended December 31, 2022 and 2021, the Company's financial statements included a loss from discontinued operations of $4.8 million and $10.1 million, respectively. The $4.8 million loss from discontinued operations for the three months ended December 31, 2022 was comprised of an adjustment to income taxes of $5.8 million, partially offset by a $1.0 million reduction to stock-based compensation expense resulting from the true-up of performance-based restricted stock units.
Impact of Foreign Currency
For the three months ended December 31, 2022 compared with the three months ended December 31, 2021, the change in the euro exchange rate decreased revenue by $6.0 million, operating profit by $0.3 million and net income by $0.2 million. For the three months ended December 31, 2022 compared with the three months ended December 31, 2021, the change in the Canadian dollar exchange rate decreased revenue by $5.5 million, operating profit by $3.9 million and net income by $2.7 million.

Overview of KAR Results for the Year Ended December 31, 2022 and 2021
Discontinued Operations
The financial performance of the ADESA U.S. physical auction business is presented as discontinued operations. As a result, revenue, cost of services and all costs of discontinued operations (including the gain on sale) are presented as one line item in the above table as "Income from discontinued operations, net of income taxes."
Overview
For the year ended December 31, 2022, we had revenue of $1,519.4 million compared with revenue of $1,450.6 million for the year ended December 31, 2021, an increase of 5%. Businesses acquired since the fourth quarter of 2021 accounted for an increase in revenue of $50.1 million or 3% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $9.7 million, or 9%, to $100.2 million for the year ended December 31, 2022, compared with $109.9 million for the year ended December 31, 2021. The decrease in depreciation and amortization was primarily the result of assets that have become fully depreciated and a reduction in assets placed in service.
Gain on Sale of Property
In October 2022, the Company closed on the sale of excess land in Montreal which resulted in a gain of $33.9 million.
Interest Expense
Interest expense decreased $6.5 million, or 5%, to $119.2 million for the year ended December 31, 2022, compared with $125.7 million for the year ended December 31, 2021. The decrease was primarily attributable to a realized gain of $16.7 million related to the discontinuance of hedge accounting and termination of the interest rate swaps, as well as the prepayment of Term Loan B-6 and prepayment of $600 million of senior notes, partially offset by an increase in AFC interest. The average balance on the AFC securitization obligations increased and the average interest rate on the AFC securitization obligations increased to approximately 4.0% for the year ended December 31, 2022, as compared with approximately 2.4% for the year ended December 31, 2021.
Other (Income) Expense, Net
For the year ended December 31, 2022, we had other income of $1.3 million compared with $12.5 million for the year ended December 31, 2021. The decrease in other income was primarily attributable to unrealized losses on investment securities of approximately $7.1 million for the year ended December 31, 2022, compared with unrealized gains on investment securities of approximately $1.4 million for the year ended December 31, 2021, as well as a reduction in realized gains of approximately $32.0 million, partially offset by a decrease in contingent consideration valuation adjustments of $24.3 million, a decrease in foreign currency losses on intercompany balances of $1.3 million and an increase in other miscellaneous income aggregating $3.7 million.
The Company invests in certain early-stage automotive companies and funds that relate to the automotive industry. We believe these investments have resulted in the expansion of relationships in the vehicle remarketing industry. There were no realized gains on these investments for the year ended December 31, 2022. The Company had unrealized losses of $7.1 million for the year ended December 31, 2022. Any future changes in the fair value of these investment securities will be reflected as unrealized gains or losses until these securities are sold.
Income Taxes
We had an effective tax rate of 25.9% for the year ended December 31, 2022, compared with an effective tax rate of 105.6% for the year ended December 31, 2021. The effective tax rate for the year ended December 31, 2021 was unfavorably impacted by earnings mix between domestic and foreign, and by the expense for the increase in the estimated value of contingent consideration for which no tax benefit was recorded.

Income from Discontinued Operations
In May 2022, Carvana acquired the ADESA U.S. physical auction business from KAR. As such, the financial results of the ADESA U.S. physical auction business have been accounted for as discontinued operations for all periods presented. For the year ended December 31, 2022 and 2021, the Company's financial statements included income from discontinued operations of $212.6 million and $67.3 million, respectively.
Impact of Foreign Currency
For the year ended December 31, 2022 compared with the year ended December 31, 2021, the change in the euro exchange rate decreased revenue by $24.5 million, operating profit by $0.8 million and net income by $0.5 million. For the year ended December 31, 2022 compared with the year ended December 31, 2021, the change in the Canadian dollar exchange rate decreased revenue by $11.6 million, operating profit by $4.2 million and net income by $2.8 million.
Marketplace Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except per vehicle amounts)	2022	2021	2022	2021
Auction fees	$80.8	$100.8	$370.3	$399.2
Service revenue	146.3	125.8	590.3	541.3
Purchased vehicle sales	45.0	51.9	182.9	220.9
Total Marketplace revenue from continuing operations	272.1	278.5	1,143.5	1,161.4
Cost of services*	186.3	179.8	771.2	737.1
Gross profit*	85.8	98.7	372.3	424.3
Selling, general and administrative	82.8	93.1	398.6	385.5
Depreciation and amortization	22.2	25.9	92.3	100.5
Gain on sale of property	(33.9)	—	(33.9)	—
Operating profit (loss)	$14.7	$(20.3)	$(84.7)	$(61.7)

Commercial vehicles sold	151,000	162,000	661,000	948,000
Dealer consignment vehicles sold	138,000	180,000	636,000	651,000
Total vehicles sold	289,000	342,000	1,297,000	1,599,000
Auction fees per vehicle sold	$280	$294	$286	$250
Gross profit per vehicle sold*	$297	$288	$287	$265
Gross profit percentage, excluding purchased vehicles*	37.8%	43.6%	38.8%	45.1%

* Exclusive of depreciation and amortization
Overview of Marketplace Results for the Three Months Ended December 31, 2022 and 2021
Total Marketplace Revenue
Revenue from the Marketplace segment decreased $6.4 million, or 2%, to $272.1 million for the three months ended December 31, 2022, compared with $278.5 million for the three months ended December 31, 2021. The change in revenue included the impact of decreases in revenue of $6.0 million and $4.7 million due to fluctuations in the euro exchange rate and the Canadian dollar exchange rate, respectively. When excluding the effect of fluctuations in exchange rates, total Marketplace revenue in the fourth quarter of 2022 increased from the fourth quarter of 2021. The increase was primarily attributable to the increase in service revenues (discussed below).
The 15% decrease in the number of vehicles sold was comprised of a 7% decline in commercial volumes and a 23% decrease in dealer consignment volumes. The decrease in the number of vehicles sold was driven by an industry-wide lack of wholesale used vehicle supply.

Auction Fees
Auction fees decreased $20.0 million, or 20%, to $80.8 million for the three months ended December 31, 2022, compared with $100.8 million for the three months ended December 31, 2021. The decrease in auction fees was primarily the result of a decrease in the number of vehicles sold. Auction fees per vehicle sold for the three months ended December 31, 2022 decreased $14, or 5%, reflecting lower vehicle values.
Service Revenue
Service revenue increased $20.5 million, or 16%, to $146.3 million for the three months ended December 31, 2022 compared with $125.8 million for the three months ended December 31, 2021, primarily as a result of increases in repossession and remarketing fees of $10.1 million, platform fees provided to third parties of $5.8 million, transportation revenue of $3.7 million, inspection service revenue of $1.4 million and a net increase in other miscellaneous service revenues aggregating approximately $0.9 million, partially offset by a decrease in reconditioning revenue of $1.4 million.
Purchased Vehicle Sales
Purchased vehicle sales, which include the entire selling price of the vehicle, decreased $6.9 million, or 13%, to $45.0 million for the three months ended December 31, 2022, compared with $51.9 million for the three months ended December 31, 2021, primarily as a result of a decrease in the average selling price of purchased vehicles sold as a result of geopolitical events and macroeconomic conditions impacting our European operations.
Gross Profit
For the three months ended December 31, 2022, gross profit for the Marketplace segment decreased $12.9 million, or 13%, to $85.8 million, compared with $98.7 million for the three months ended December 31, 2021. Gross profit for the Marketplace segment was 31.5% of revenue for the three months ended December 31, 2022, compared with 35.4% of revenue for the three months ended December 31, 2021. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 37.8% and 43.6% for the three months ended December 31, 2022 and 2021, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold.
Gross profit as a percentage of revenue decreased for the three months ended December 31, 2022 as compared with the three months ended December 31, 2021, primarily due to an increase in lower margin transportation revenue and an increase in arbitration activity for vehicles sold on dealer-to-dealer platforms, as well as a decrease in on-premise auction revenue in Canada with a smaller decrease in direct costs.
Selling, General and Administrative
Selling, general and administrative expenses for the Marketplace segment decreased $10.3 million, or 11%, to $82.8 million for the three months ended December 31, 2022, compared with $93.1 million for the three months ended December 31, 2021, primarily as a result of decreases in stock-based compensation of $5.6 million, compensation expense of $4.2 million, information technology costs of $3.3 million and reductions in other miscellaneous expenses aggregating $3.0 million, partially offset by increases in incentive-based compensation of $3.7 million and severance of $2.1 million.
Gain on Sale of Property
In October 2022, the Company closed on the sale of excess land in Montreal which resulted in a gain of $33.9 million.
Overview of Marketplace Results for the Year Ended December 31, 2022 and 2021
Total Marketplace Revenue
Revenue from the Marketplace segment decreased $17.9 million, or 2%, to $1,143.5 million for the year ended December 31, 2022, compared with $1,161.4 million for the year ended December 31, 2021. Businesses acquired since the fourth quarter of 2021 accounted for an increase in revenue of $50.1 million. The change in revenue included the impact of decreases in revenue of $24.5 million and $10.2 million due to fluctuations in the euro exchange rate and the Canadian dollar exchange rate, respectively. When excluding revenue from acquired businesses and the effect of fluctuations in exchange rates, total Marketplace revenue for the year ended December 31, 2022 decreased from the year ended December 31, 2021. The decrease was primarily attributable to the decrease in the number of vehicles sold.

The 19% decrease in the number of vehicles sold was comprised of a 30% decline in commercial volumes and a 2% decrease in dealer consignment volumes. The decrease in the number of vehicles sold was driven by an industry-wide lack of wholesale used vehicle supply.
Auction Fees
Auction fees decreased $28.9 million, or 7%, to $370.3 million for the year ended December 31, 2022, compared with $399.2 million for the year ended December 31, 2021. The decrease in auction fees was primarily the result of a decrease in the number of vehicles sold. Auction fees per vehicle sold for the year ended December 31, 2022 increased $36, or 14%, reflecting higher vehicle values, the introduction of new dealer off-premise auction fees and a smaller mix of lower-fee commercial off-premise vehicles.
Service Revenue
Service revenue increased $49.0 million, or 9%, to $590.3 million for the year ended December 31, 2022, compared with $541.3 million for the year ended December 31, 2021, primarily as a result of increases in repossession and remarketing fees of $32.2 million, platform fees provided to third parties of $19.1 million, transportation revenue of $11.5 million and a net increase in other miscellaneous service revenues aggregating approximately $3.3 million, partially offset by a decrease in inspection service revenue of $17.1 million, resulting from the decrease in commercial vehicles sold.
Purchased Vehicle Sales
Purchased vehicle sales, which include the entire selling price of the vehicle, decreased $38.0 million, or 17%, to $182.9 million for the year ended December 31, 2022, compared with $220.9 million for the year ended December 31, 2021, primarily as a result of a decrease in the average selling price of purchased vehicles sold as a result of geopolitical events and macroeconomic conditions impacting our European operations.
Gross Profit
For the year ended December 31, 2022, gross profit from the Marketplace segment decreased $52.0 million, or 12%, to $372.3 million, compared with $424.3 million for the year ended December 31, 2021. Cost of services increased 5% for the year ended December 31, 2022, while revenue decreased 2% during the same period. Gross profit from the Marketplace segment was 32.6% of revenue for the year ended December 31, 2022, compared with 36.5% of revenue for the year ended December 31, 2021. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 38.8% and 45.1% for the years ended December 31, 2022 and 2021, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. Businesses acquired since the fourth quarter of 2021 accounted for an increase in cost of services of $29.3 million for the year ended December 31, 2022.
Gross profit as a percentage of revenue decreased for the year ended December 31, 2022 as compared with the year ended December 31, 2021, primarily due to an increase in arbitration activity for vehicles sold on dealer-to-dealer platforms, an increase in lower margin transportation revenue, as well as a decrease in on-premise auction revenue in Canada without a corresponding decrease in direct costs. In addition, there were no benefits taken under the Canada Emergency Wage Subsidy in 2022, resulting in a reduction to gross profit as a percentage of revenue.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment increased $13.1 million, or 3%, to $398.6 million for the year ended December 31, 2022, compared with $385.5 million for the year ended December 31, 2021, primarily as a result of increases in selling, general and administrative expenses associated with businesses acquired since the fourth quarter of 2021 of $12.7 million, professional fees of $8.9 million, severance of $5.4 million, bad debt expense of $4.4 million, stock-based compensation of $2.3 million, incentive-based compensation of $2.0 million and travel expenses of $1.2 million, partially offset by decreases in compensation expense of $5.1 million, information technology costs of $4.0 million, medical expenses of $3.3 million, telecom expenses of $1.1 million and reductions in other miscellaneous expenses aggregating $12.4 million. In addition, the Employee Retention Credit provided under the Canada Emergency Wage Subsidy was $2.1 million less for the year ended December 31, 2022, compared with the year ended December 31, 2021.
Gain on Sale of Property
In October 2022, the Company closed on the sale of excess land in Montreal which resulted in a gain of $33.9 million.

Finance Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2022	2021	2022	2021
Finance-related revenue
Interest income	$59.7	$39.7	$202.8	$139.7
Fee income	44.7	36.4	171.9	144.4
Other revenue	3.3	2.2	11.0	8.6
Net recovery (provision) for credit losses	(7.0)	0.9	(9.8)	(3.5)
Total Finance revenue	100.7	79.2	375.9	289.2
Cost of services*	15.7	14.4	63.1	55.4
Gross profit*	85.0	64.8	312.8	233.8
Selling, general and administrative	10.2	9.1	46.5	35.2
Depreciation and amortization	1.8	2.3	7.9	9.4
Operating profit	$73.0	$53.4	$258.4	$189.2

Loan transactions	392,000	342,000	1,562,000	1,421,000
Revenue per loan transaction	$257	$232	$241	$204
* Exclusive of depreciation and amortization
Overview of Finance Results for the Three Months Ended December 31, 2022 and 2021
Revenue
For the three months ended December 31, 2022, the Finance segment revenue increased $21.5 million, or 27%, to $100.7 million, compared with $79.2 million for the three months ended December 31, 2021. The increase in revenue was primarily the result of a 15% increase in loan transactions and an 11% increase in revenue per loan transaction.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $25, or 11%, primarily as a result of an increase in interest yields driven by an increase in prime rates (Federal Reserve raised interest rates 125 basis points in the fourth quarter), an increase in average portfolio duration and an increase in floorplan fees and other fee income per unit, partially offset by an increase in net credit losses and a decrease in loan values.
The provision for credit losses increased to 1.1% of the average managed receivables for the three months ended December 31, 2022 from (0.2%) for the three months ended December 31, 2021. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the three months ended December 31, 2022, gross profit for the Finance segment increased $20.2 million, or 31%, to $85.0 million, or 84.4% of revenue, compared with $64.8 million, or 81.8% of revenue, for the three months ended December 31, 2021. The increase in gross profit as a percent of revenue was primarily the result of a 27% increase in revenue, partially offset by a 9% increase in cost of services. The increase in cost of services was primarily the result of increases in lot check expenses of $0.7 million, compensation expense of $0.3 million, incentive-based compensation of $0.2 million and other miscellaneous expenses aggregating $0.1 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $1.1 million, or 12%, to $10.2 million for the three months ended December 31, 2022, compared with $9.1 million for the three months ended December 31, 2021 primarily as a result of increases in professional fees of $0.7 million, information technology costs of $0.7 million, incentive-based compensation of $0.3 million and other miscellaneous expenses aggregating $0.8 million, partially offset by a decrease in stock-based compensation of $1.4 million.

Overview of Finance Results for the Year Ended December 31, 2022 and 2021
Revenue
For the year ended December 31, 2022, the Finance segment revenue increased $86.7 million, or 30%, to $375.9 million, compared with $289.2 million for the year ended December 31, 2021. The increase in revenue was primarily the result of an 18% increase in revenue per loan transaction and an 10% increase in loan transactions.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $37, or 18%, primarily as a result of an increase in interest yields driven by an increase in prime rates (Federal Reserve raised interest rates 425 basis points in 2022), an increase in loan values and an increase in floorplan fees and other fee income per unit, partially offset by an increase in net credit losses for the year ended December 31, 2022.
The provision for credit losses increased to 0.4% of the average managed receivables for the year ended December 31, 2022 from 0.2% for the year ended December 31, 2021. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the year ended December 31, 2022, gross profit for the Finance segment increased $79.0 million, or 34%, to $312.8 million, or 83.2% of revenue, compared with $233.8 million, or 80.8% of revenue, for the year ended December 31, 2021. The increase in gross profit as a percent of revenue was primarily the result of a 30% increase in revenue, partially offset by a 14% increase in cost of services. The increase in cost of services was primarily the result of increases in compensation expense of $3.1 million, incentive-based compensation of $2.2 million, lot check expenses of $2.0 million and credit check expenses of $0.6 million, partially offset by a decrease in other miscellaneous expenses aggregating $0.2 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $11.3 million, or 32%, to $46.5 million for the year ended December 31, 2022, compared with $35.2 million for the year ended December 31, 2021 primarily as a result of increases in professional fees of $2.4 million, compensation expense of $1.7 million, incentive-based compensation of $1.7 million, information technology costs of $1.5 million, stock-based compensation of $1.1 million and other miscellaneous expenses aggregating $2.9 million.
LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facility.

	December 31,
(Dollars in millions)	2022	2021
Cash and cash equivalents	$225.7	$177.6
Restricted cash	52.0	25.8
Working capital	379.2	382.5
Amounts available under the Revolving Credit Facility	161.0	297.4
Cash provided by operating activities for the year ended	35.9	233.9
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.

Summary of Cash Flows

	Year Ended December 31,
(Dollars in millions)	2022	2021
Net cash provided by (used by):
Operating activities - continuing operations	$35.9	$233.9
Operating activities - discontinued operations	(448.4)	194.9
Investing activities - continuing operations	70.0	(1,186.4)
Investing activities - discontinued operations	2,073.4	(32.2)
Financing activities - continuing operations	(1,648.0)	204.0
Financing activities - discontinued operations	10.8	6.4
Effect of exchange rate on cash	(19.4)	(1.5)
Net increase (decrease) in cash, cash equivalents and restricted cash	$74.3	$(580.9)
Cash flow provided by operating activities (continuing operations) was $35.9 million for the year ended December 31, 2022, compared with $233.9 million for the year ended December 31, 2021. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for marketplace sales held near period-ends, as well as a net decrease in non-cash item adjustments, partially offset by increased profitability. Specific details supporting the decrease in operating cash flow included:
•a decrease in the change of accounts payable and accrued expenses of $382.6 million (timing and impact of changes in wholesale vehicle values);
•an increase in the non-cash gain on sale of property of $33.9 million; and
•a decrease in the non-cash contingent consideration adjustment of $24.3 million;
partially offset by:
•a net decrease in trade receivables and other assets of $192.3 million (timing);
•increased profitability of $29.4 million;
•an increase in the non-cash loss on extinguishment of debt of $17.2 million; and
•an increase in the non-cash provision for credit losses of $11.4 million.
Net cash provided by investing activities (continuing operations) was $70.0 million for the year ended December 31, 2022, compared with net cash used by investing activities of $1,186.4 million for the year ended December 31, 2021. The increase in net cash provided by investing activities was primarily attributable to:
•a net decrease in finance receivables held for investment of approximately $716.5 million;
•a decrease in cash used for acquisitions of $521.4 million;
•an increase in the proceeds from the sale of property and equipment of $39.8 million; and
•a decrease in investments in securities of approximately $15.8 million;
partially offset by:
•a decrease in the proceeds from sale of investments of approximately $38.2 million.
Net cash used by financing activities (continuing operations) was $1,648.0 million for the year ended December 31, 2022, compared with net cash provided by financing activities of $204.0 million for the year ended December 31, 2021. The increase in net cash used by financing activities was primarily attributable to:
•the prepayment of Term Loan B-6 in May 2022, which resulted in an increase in Term Loan B-6 debt payments of $919.1 million;

•the prepayment of a portion of the senior notes and the related costs in August 2022, which resulted in an increase in senior notes payments of $606.3 million;
•a decrease in the additional obligations collateralized by finance receivables of approximately $422.9 million;
•a decrease in the issuance of common stock (private placement) of $30.0 million;
•an increase in dividends paid on the Series A Preferred Stock of $22.2 million; and
•an increase in payments for debt issuance costs of $11.0 million;
partially offset by:
•a net increase in the borrowings from lines of credit of approximately $149.9 million.